SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Amendment No. __
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ETF ADJ 2022 URGENT: YOUR VOTE IS CRITICAL Dear Principal Millennials ETF Shareholder: Recently, we sent you proxy material regarding a special meeting of shareholders scheduled for May 24, 2022 for the Principal Millennials ETF. Our records indicate that we have not received your voting instructions. Due to insufficient votes to pass the important proposal, the special shareholder meeting has been adjourned to Wednesday, June 8, 2022 at 10 A.M. CT, so your immediate participation is needed. We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the meeting as scheduled. Join your fellow holders and vote today! The Fund offers three easy methods for you to vote: We truly appreciate your investment and regret any inconvenience as a result of this process. Thank you again for your help and support. Sincerely, Jill Brown President, Principal Funds Distributor, Inc. VOTE ONLINE VOTE BY MAIL VOTE BY PHONE Visit www.proxyvote.com and enter the control number that appears on your enclosed proxy card. Follow the on-screen prompts to vote. Return the executed proxy card in the postage-paid envelope provided so it is received before June 8, 2022. Call 1-844-749-3636 Monday through Friday, 9 a.m. to 10 p.m. ET, to speak with a proxy specialist. OR If you have your proxy materials, call the number listed on your enclosed proxy card and follow the touch-tone prompts to vote.